Exhibit 1.2

Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. 617.451.7788 ext. 16 jbuchhalter@articulatepr.com

Leading Frozen Food Supplier Achieves 60 Percent Revenue Growth
Leveraging Ross Systems’ ERP

Oxford Frozen Foods Uses Ross ERP to Support Growth, Comply with Industry Regulations and Meet Customer Demands

ATLANTA – May 9, 2006 – Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that leading frozen food supplier, Oxford Frozen Foods has capitalized on its investment in the Ross ERP (Enterprise Resource Planning) suite. With Ross ERP as Oxford’s platform for growth, the company has increased revenue by 60 percent, met growing regulatory mandates and expanded its customer base to include leading U.S. food manufacturers.

As a leader in the specialized market of cultivating and supplying wild blueberries, a product widely sought after for its health benefits, Oxford began its operations as a small, family owned business in Nova Scotia, Canada. As the wild blueberry market boomed, so did Oxford’s business. With Ross’ ERP suite, the company has been able to quickly and easily manage growth to meet customer demands.

“We needed a solution that scaled to our vision and enabled us to streamline all of our procedures to support our growth metrics,” said Milton Wood, CFO of Oxford Frozen Foods. “Ross ERP was key in helping us achieve our business goals. Not only have we seen a return on our investment in one year, but we have also seen our revenue jump 60 percent since implementing Ross’ technology.”

As its operational system-of-record, Ross ERP arms Oxford with the ability to manage its day-to-day manufacturing, inventory and customer management activities while acting on business-critical initiatives key to the company’s growth. With greater visibility and automation, Oxford has more than doubled its warehouse storage capacity to 110 million pounds of product, enabling the company to better respond profitably to growing customer demand. The company has also added several warehouses and farms, including North America’s largest fruit farm, Cherryfield Foods.

In addition, Ross ERP helps Oxford uphold its commitment to quality and the ability to meet both industry regulations and customer demands. Automated data collection functionality from Ross eliminates manual processes and helps Oxford to efficiently comply with FDA, USDA, C-TPAT and HACCP regulations, and achieve independent quality certifications from organizations such as The American Institute of Baking (AIB), Food Products Association and The Canadian Food Inspection Agency. With integrated quality control and bi-directional lot tracing, Ross ERP helps to ensure the quality and safety of Oxford’s products.
“Our solutions are designed to provide a complete operational platform – supporting companies like Oxford through rapid growth and plant expansion while optimizing manufacturing capabilities and profitably meeting customer demand,” said Scot McLeod, senior vice president of marketing for Ross Systems. “The results our customers have achieved with expanded operations and market share underscore the importance of Ross ERP and validates that our products are successfully meeting expectations.”

About Ross Systems

Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 4,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries.  The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development.  CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA).  For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: www.cdccorporation.net

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross’ ERP to solution to allow Oxford to manage its day-to-day manufacturing, inventory and customer management activities, to efficiently comply with regulations and achieve certifications and to ensure the quality and safety of their products. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Ross’ enterprise software solutions, continued commitment to the deployment of the solution, and the ability of staff to utilize the enterprise software to achieve the customer’s expectations. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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